                                                             OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b), (c), AND (d) AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                        VNUS MEDICAL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  928566 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 18, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP NO. 928566 10 8                    13G                   Page 2 of 8 Pages
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

          R.A. INVESTMENT GROUP
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

          ILLINOIS
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                            0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                           849,731
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                          0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                        849,731
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

          849,731
--------------------------------------------------------------------------------
 10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

          [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

          5.8%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 928566 10 8                    13G                   Page 3 of 8 Pages
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

          BAY INVESTMENT GROUP, L.L.C.
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

          DELAWARE
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                            0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                           849,731
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                          0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                        849,731
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

          849,731
--------------------------------------------------------------------------------
 10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

          [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

          5.8%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 928566 10 8                    13G                   Page 4 of 8 Pages
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

          BCC AMALGAMATED, L.L.C.
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

          DELAWARE
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                            0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                           849,731
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                          0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                        849,731
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

          849,731
--------------------------------------------------------------------------------
 10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

          [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

          5.8%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No. 928566 10 8                                          Page 5 of 8 pages
--------------------------------------------------------------------------------




ITEM 1.

(a)      NAME OF ISSUER:

                  VNUS Medical Technologies, Inc.

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2200 Zanker Road, Suite F
                  San Jose, California 95131

ITEM 2.

(a)      NAME OF PERSON FILING:

                  This Schedule 13G is being filed by and on behalf of R.A. Investment Group, L.L.C., Bay Investment Group, L.L.C. and BCC Amalgamated, L.L.C. (collectively, the "Reporting Persons"). R.A. Investment Group owns a majority of the residual membership interests in Bay Investment Group, L.L.C. Bay Investment Group, L.L.C. owns a majority of the membership interests in BCC Amalgamated, L.L.C.

                  As required by Rule 13d-1(k)(1), Exhibit 1 to this Schedule 13G contains the Joint Filing Agreement entered into by each of the Reporting Persons.


(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The principal business address of each of the Reporting Persons is: 71 South Wacker Drive, Suite 4600, Chicago, IL 60606.

(c)      CITIZENSHIP:

                  R.A. Investment Group is an Illinois general partnership and Bay Investment Group, L.L.C. and BCC Amalgamated, L.L.C. are Delaware limited liability companies.

(d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.001 (the "Common Stock")

(e)      CUSIP NUMBER:

                  928566 10 8

ITEM 3.           NOT APPLICABLE

ITEM 4.           OWNERSHIP

CUSIP No. 928566 10 8                                          Page 6 of 8 pages
--------------------------------------------------------------------------------




(a)      AMOUNT BENEFICIALLY OWNED:

                  As of July 22, 2005, the Reporting Persons collectively beneficially own 849,731 shares of Common Stock of the Issuer.

 (b)     PERCENT OF CLASS:

                  The aggregate percentage of Common Stock of the Issuer beneficially owned by the Reporting Persons (based upon the representation of the Issuer in its Form 10-Q for the quarterly period ended March 31, 2005 that it had 14,479,110 shares of Common Stock outstanding) is 5.8%.

(c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)      Sole power to vote or direct the vote:

                           See Item 5 on pages 2 through 4.

         (ii)     Shared power to vote or to direct the vote:

                           See Item 6 on pages 2 through 4.

         (iii)    Sole power to dispose or to direct the disposition of:

                           See Item 7 on pages 2 through 4.

         (iv)     Shared power to dispose or to direct the disposition of:

                           See Item 8 on pages 2 through 4.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

CUSIP No. 928566 10 8                                          Page 7 of 8 pages
--------------------------------------------------------------------------------




ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 928566 10 8                                          Page 8 of 8 pages
--------------------------------------------------------------------------------


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 22, 2005


                                          R.A. INVESTMENT GROUP,
                                          an Illinois general partnership

                                          By: R.A. Trust #25, a partner

                                          By: /s/ Thomas J. Pritzker
                                              ----------------------------------
                                          Thomas J. Pritzker, not
                                          individually, but solely as
                                          Co-Trustee of the above trust


                                          BAY INVESTMENT GROUP, L.L.C.,  a
                                          Delaware limited liability company

                                          By: R.A. Investment Group, an Illinois
                                              general partnership, a member

                                          By: R.A. Trust #25, a partner

                                          By: /s/ Thomas J. Pritzker
                                              ----------------------------------
                                          Thomas J. Pritzker, not
                                          individually, but solely as
                                          Co-Trustee of the above trust


                                          BCC AMALGAMATED, L.L.C., a Delaware
                                          limited liability company

                                          By: Bay Investment Group, L.L.C., a
                                              Delaware limited liability
                                              company, a member

                                          By: R.A. Investment Group, an Illinois
                                              general partnership, a member

                                          By: R.A. Trust #25, a partner

                                          By: /s/ Thomas J. Pritzker
                                          --------------------------------------
                                          Thomas J. Pritzker, not
                                          individually, but solely as
                                          Co-Trustee of the above trust

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT



Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, each of the parties to this Joint Filing Agreement (this "Agreement") agrees that the statement on Schedule 13G with respect to the Common Stock, par value $0.001 issued by VNUS Medical Technologies, Inc., to which this Agreement is attached as an Exhibit, is filed on behalf of each such party and that any amendments to the attached Schedule 13G will likewise be filed on behalf of each such party.


                  IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be executed on July 22, 2005.



                                          R.A. INVESTMENT GROUP, an Illinois
                                          general partnership, a member

                                          By: R.A. Trust #25, a partner

                                          By: /s/ Thomas J. Pritzker
                                          --------------------------------------
                                          Thomas J. Pritzker, not
                                          individually, but solely as
                                          Co-Trustee of the above trust



                                          BAY INVESTMENT GROUP, L.L.C.,  a
                                          Delaware limited liability company

                                          By: R.A. Investment Group, an Illinois
                                              general partnership, a member

                                          By: R.A. Trust #25, a partner

                                          By: /s/ Thomas J. Pritzker
                                              ----------------------------------
                                          Thomas J. Pritzker, not
                                          individually, but solely as
                                          Co-Trustee of the above trust

                                          BCC AMALGAMATED, L.L.C., a Delaware
                                          limited liability company

                                          By: Bay Investment Group, L.L.C.,
                                              a Delaware limited
                                              liability company, a member

                                          By: R.A. Investment Group, an Illinois
                                              general partnership, a member

                                          By: R.A. Trust #25, a partner

                                          By: /s/ Thomas J. Pritzker
                                              ----------------------------------
                                          Thomas J. Pritzker, not
                                          individually, but solely as
                                          Co-Trustee of the above trust